Contact: Neenah, Inc.
Bill McCarthy
Vice President-Investor Relations
678-518-3278

Neenah Announces Retirement of Bonnie Lind, CFO,
on October 1 and Transition Plans

ALPHARETTA, GEORGIA - May 7, 2020 - Neenah, Inc. (NYSE: NP) announced today that Senior Vice President, Chief Financial Officer (CFO) and Treasurer Bonnie Lind has communicated her plans to retire. Ms. Lind will remain with Neenah through an October 1 retirement date to ensure a smooth transition.

“It’s been my pleasure and privilege to serve as Neenah’s CFO and be part of the company’s transformation from its origins as a pulp and paper company into a global leader in specialty material niche markets,” said Bonnie Lind. “Looking ahead, Neenah’s strong financial and competitive positions and its talented and dedicated employees make me confident of the company’s continued success.”

“Bonnie became CFO in 2004 when Neenah first became a public company and has been an integral part of the development and execution of our business strategies,” said John O’Donnell, Chief Executive Officer. “During this time, she developed a talented global financial organization and ensured we maintained a strong financial position with disciplined decision-making. I personally want to thank Bonnie for being a trusted advisor and business partner, and for her leadership, significant contributions and personal dedication throughout her career.”

The Company further announced today that it had appointed Paul DeSantis as Senior Vice President, Chief Financial Officer, and Treasurer, effective May 13, 2020. Mr. DeSantis most recently served as Chief Financial Officer at OMNOVA Solutions, and was in this role from 2014 until the company was acquired earlier this year. He has over 30 years of business and financial experience, including prior positions as CFO and in Treasury, Financial Planning & Analysis, international operations and acquisitions.

“Paul’s extensive experience and broad financial background will allow him to quickly get up to speed and contribute,” said Julie Schertell, Chief Operating Officer. “I’m confident of a successful transition and look forward to working with Paul as we continue to execute our strategies to drive long-term, profitable growth in a financially-disciplined manner.”
About Neenah
Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for digital transfer, tape and abrasive backings, labels and other products, and premium printing and packaging papers. The Company is headquartered in Alpharetta, Georgia and its products are sold worldwide from manufacturing operations in the United States, Europe and the United Kingdom. Additional information can be found at the Company's web site, www.neenah.com.